Exhibit 5.1

[Pepper Hamilton LLP Letterhead]

February 1, 2008

ISCO International, Inc.
1001 Cambridge Drive
Elk Grove Village, Illinois 60007

Re:            Registration Statement on Form S-3

Dear Sir/Madam:

We have acted as counsel to ISCO International, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), relating to the offer and sale of up an aggregate of 93,335,695 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”), that are issuable or were issued to the selling stockholders: (i) upon conversion, of principal and interest, (the “Conversion Shares”), of the Company’s 7% Senior Secured Convertible Notes due August 1, 2009 (the “Notes”), (ii) upon conversion of a portion of outstanding notes held by the Company’s lenders (the “Initial Conversion Shares”), and (iii) in exchange for all of the outstanding stock of Clarity Communication Systems Inc (“Clarity”), and satisfaction of rights under the Clarity’s Non-Qualified Phantom Stock Plan and Clarity’s At-Risk Compensation Plans (the “Merger Shares”), pursuant to an Agreement and Plan of Merger dated November 13, 2007 (the “Merger Agreement”), as applicable.

The opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined the Registration Statement, including the exhibits thereto, the Certificate of Incorporation, as amended and By-Laws as currently in effect, the Notes, the Merger Agreement, certain resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Conversion Shares, the Initial Conversion Shares, and the Merger Shares, and such other documents as we have deemed appropriate.  We have not performed any independent investigation other than the document examination described above.  In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and that (i) the Conversion Shares when issued in accordance with the terms of such Notes, (ii) the Initial Conversion Shares, and (iii) the Merger Shares already issued or when issued in accordance with the terms of the Merger Agreement, are or will be, as applicable, validly issued, fully paid and non-assessable by the Company in accordance with the General Corporation Law of the State of Delaware, as amended (the “Delaware General Corporation Law”).

The opinion set forth above is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Commission thereunder.

The opinion expressed herein is solely for your benefit and may be relied upon only by you.

Very truly yours,

/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP